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                                                                    EXHIBIT 22.1



                      SUBSIDIARIES OF PRIME SERVICE, INC.



Prime Service, Inc. owns 100% of the capital stock of Primeco Inc. a Texas corporation.



Primeco Inc. owns 100% of the capital stock of Prime Equipment Company, a Texas corporation which is currently inactive.